                                                                  EXHIBIT (A)(5)

Contact:
Joe Podolski, President and CEO
podolski@zonagen.com
281-719-3447

FOR IMMEDIATE RELEASE

              ZONAGEN AMENDS MODIFIED "DUTCH AUCTION" TENDER OFFER

                 Extends Expiration Date to January 7, 2004 and
                  Adjourns Annual Meeting to January 14, 2004

      (The Woodlands, Texas) - December 17, 2003 - In response to comments received from the Securities and Exchange Commission, Zonagen, Inc. ("Zonagen") (NASDAQ: ZONA) is amending its previously announced modified "Dutch Auction" tender offer to reduce the number of shares of its common stock for which it is making an offer from 9,836,065 shares to up to 8,571,428 shares at a purchase price per share no greater than $2.10 nor less than $1.83. Pursuant to this amendment, Zonagen will now purchase all shares tendered up to the new reduced limit of 8,571,428 shares, subject to the odd lot preference and possible proration described in prior press releases and Zonagen's ability under SEC rules to purchase up to a number of additional shares equal to 2% of its outstanding common stock. As a result of this amendment, Zonagen is extending the expiration date of its offer to midnight, Eastern standard time, on January 7, 2004. Zonagen will be filing a Supplement to the Offer to Purchase tomorrow. This Supplement reflects the changes announced herein as well as additional disclosure resulting from the SEC's comments. Stockholders may obtain a copy of this Supplement from the SEC's web site at http://www.sec.gov, and Zonagen is also mailing the Supplement to its stockholders.

      Stockholders may still use the original Letter of Transmittal that was mailed to stockholders on November 19, 2003 to tender their shares, taking into consideration that the number of shares being sought has been reduced. Stockholders who have already tendered their shares do not need to take any further action if they wish to remain tendered. Stockholders are urged to read the Letter of Transmittal in conjunction with both the Offer to Purchase and the Supplement.

      Zonagen also announced today that the Zonagen annual meeting of stockholders currently scheduled for December 29, 2003 will be adjourned to Wednesday, January 14, 2004 at the same location and hour (1 p.m. at the La Quinta Inn, 28673 I-45 North, The Woodlands, Texas) in order to provide Zonagen with sufficient time to allow the expiration date to pass and to calculate the amount of shares that Zonagen will purchase as a result of the tender offer prior to the election of Zonagen's new board of directors.

      Neither Zonagen nor its Board of Directors make any recommendation as to whether stockholders should tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and at what price.

      ZONAGEN URGES ALL STOCKHOLDERS TO READ THE SUPPLEMENT, THE OFFER TO PURCHASE AND THE RELATED DOCUMENTS FILED WITH SUCH OFFER TO PURCHASE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS MAY OBTAIN A COPY OF THE SUPPLEMENT AFTER IT IS MAILED, THE OFFER TO PURCHASE AND RELATED DOCUMENTS FOR FREE AT THE COMMISSION'S WEB SITE AT WWW.SEC.GOV. ZONAGEN WILL ALSO PROVIDE AT NO CHARGE A COPY OF THE SUPPLEMENT, THE OFFER TO PURCHASE AND ANY OTHER RELATED DOCUMENTS TO ANY STOCKHOLDER WHO REQUESTS SUCH DOCUMENTS BY CONTACTING ZONAGEN AT (281) 719-3400.

      ABOUT ZONAGEN

      Zonagen is engaged in the development of pharmaceutical products that address diseases and conditions associated with the human reproductive system.

      THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING ZONAGEN'S TENDER OFFER. FACTORS THAT MAY AFFECT FUTURE RESULTS INCLUDE THE RESPONSE OF STOCKHOLDERS TO THE TENDER OFFER, FUTURE GENERAL AND SECTOR ECONOMIC AND MARKET CONDITIONS, THE IMPACT OF GOVERNMENT REGULATION OF TENDER OFFERS AND DECISIONS OF THE BOARD OF DIRECTORS. PLEASE REVIEW REPORTS FILED BY ZONAGEN, INCLUDING THE FORTHCOMING OFFER TO PURCHASE WHICH WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, FOR ADDITIONAL INFORMATION CONCERNING FACTORS THAT COULD AFFECT ZONAGEN'S BUSINESS.